Execution Version

AMENDMENT NO. 2 TO
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF CENTENNIAL RESOURCE PRODUCTION, LLC
This Amendment No. 2 (this “Amendment”) to the Fifth Amended and Restated Limited Liability Company Agreement of Centennial Resource Production, LLC (the “Company”), dated as of October 11, 2016 (as amended by Amendment No. 1 thereto (“Amendment No. 1”), the “Agreement”), is entered into as of December 28, 2016 by the Company and Centennial Resource Development, Inc., a Delaware corporation and sole manager of the Company (the “Corporation” or, in its capacity as the sole manager of the Company, the “Manager”). Capitalized terms used but not defined herein have the meaning given such terms in the Agreement.
WHEREAS, under Section 16.03 of the Agreement, the Manager, acting alone, may amend the Agreement to reflect the issuance of additional Common Units or Equity Securities in accordance with Section 3.04 of the Agreement;
WHEREAS, on December 28, 2016, the Company and the Manager entered into Amendment No. 1 to (i) provide for the issuance of (x) 36,485,970 additional Common Units and (y) 104,400 Series B Preferred Units to the Corporation and (ii) reflect the contribution by the Corporation of the Riverstone Proceeds and the PIPE Proceeds to the Company as a Capital Contribution, in each case in accordance with Section 3.04 of the Agreement; and
WHEREAS, the Manager desires to enter into this Amendment, in accordance with Section 3.04 of the Agreement, to clarify that, for so long as the Series B Preferred Units remain outstanding, the Members’ respective Percentage Interests in the Company are to be determined by reference to the number of Units each Member would hold if all Series B Preferred Units were converted into Common Units in accordance with Section 3.12(b)(v) of the Agreement immediately prior to such determination.
NOW, THEREFORE, the Company and the Manager hereby enter into this Amendment to provide as follows:
Section 1.    Amendments.
(a)Article I of the Agreement is hereby amended to amend and restate the definition of “Percentage Interest” as follows:
“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time, in each case, if applicable, on an as-converted basis. The Percentage Interest of each Member shall be calculated to the 4th decimal place and, for the avoidance of doubt, shall be determined taking into account the conversion or exchange rights of any preferred or other Unit that is convertible into or exchangeable for Common Units.

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(b)Schedule 1 to the Agreement shall be amended and restated in its entirety and replaced with Schedule 1 to this Amendment.
Section 2.    Binding Effect; Intended Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the Company, the Members and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 3.    Counterparts. This Amendment may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
Section 4.    Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.
Section 5.    Effectiveness. Except as hereby amended, the Agreement shall remain in full force and effect.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Amendment No. 2 to Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.
COMPANY:
CENTENNIAL RESOURCE PRODUCTION, LLC

By:    /s/ George S. Glyphis
Name: George S. Glyphis
Title:     Chief Financial Officer

MANAGER:
CENTENNIAL RESOURCE DEVELOPMENT, INC.

By: /s/ Mark G. Papa
Name: Mark G. Papa
Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to
Fifth Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1*
SCHEDULE OF MEMBERS

Member	Common Units	Series B Preferred Units	Percentage Interest	Contribution Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions	Capital Accounts
Centennial Resource Development, Inc.	200,835,049	104,400	92.2159%	$1,510,610,887.95	$910,000,003.80	--	$3,299,635,612.46
Centennial Resource Development, LLC	12,227,062	--	4.9685%	$112,964,942.88	--	--	$177,781,481.48
NGP Centennial Follow-On LLC	2,681,961	--	1.0898%	$32,576,828.94	--	--	$38,995,712.94
Celero Energy Company, LP	4,246,898	--	1.7257%	$39,236,783.94	--	--	$61,749,896.92

* This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units or other Equity Securities, or to reflect any additional issuances of Common Units or Equity Securities pursuant to this Agreement.

Schedule 1